Exhibit 23.1

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2024, with respect to the financial statements of Mustang Bio, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

Boston, Massachusetts
January 15, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.